Exhibit (a)(1)(H)

FORM OF REMINDER OF EXPIRATION OF OFFER TO EXCHANGE

Reminder — Exchange Offer Expiration Date is Approaching

This is to remind you that the offer made to eligible employees to exchange certain outstanding stock options that commenced on May 3, 2010 is scheduled to expire at midnight, U.S. Central Daylight Time, on May 28, 2010.

We currently have no plans to extend the expiration date. If you wish to exchange any of your eligible stock options, you must complete and sign your Election Form and submit it to us so that we receive it before midnight, U.S. Central Daylight Time, on May 28, 2010.

ALL ELECTIONS MUST BE SUBMITTED BEFORE MIDNIGHT, U.S. CENTRAL DAYLIGHT TIME, ON MAY 28, 2010. THERE WILL BE NO EXCEPTIONS UNLESS WE DECIDE TO EXTEND THIS EXPIRATION DATE. IF YOU DO NOT SUBMIT A SIGNED ELECTION FORM, NONE OF YOUR ELIGIBLE STOCK OPTIONS WILL BE EXCHANGED AND YOUR ELIGIBLE STOCK OPTIONS WILL REMAIN OUTSTANDING, SUBJECT TO THEIR EXISTING TERMS.

If you have any questions, please contact Paul Wolfe, GVP-Human Resources, at (312) 894-4850 or send an email to tenderoffer@orbitz.com.